March 1, 2024

Harbor Funds Distributors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Re:	Distribution Agreement (the “Agreement”)

Ladies and Gentlemen:

Attached is an amendment to the Agreement dated July 1, 2013, as amended, between Harbor Funds (the “Trust”) and you. Pursuant to §15 of the Agreement, the Trust proposes that the Agreement be amended to replace Exhibit A to the Agreement which lists all of the series of the Trust which are included in and are covered by the Agreement.

Please indicate your acceptance of the foregoing by executing this letter.

Sincerely,

Harbor Funds

By:	/s/ Diana R. Podgorny
Diana R. Podgorny
Chief Compliance Officer and Chief Legal Officer

Agreed and Accepted:
Harbor Funds Distributors, Inc.

By:	/s/ Charles F. McCain
Charles F. McCain
Chief Executive Officer

P.O. Box 804660 | Chicago, Illinois 60680-4108

800-422-1050 | www.harborfunds.com

Distributed by Harbor Funds Distributors, Inc.

EXHIBIT A

Domestic Equity Funds:

1.	Harbor Capital Appreciation Fund
2.	Harbor Disruptive Innovation Fund
3.	Harbor Large Cap Value Fund
4.	Harbor Mid Cap Fund
5.	Harbor Mid Cap Value Fund
6.	Harbor Small Cap Growth Fund
7.	Harbor Small Cap Value Fund

International and Global Equity Funds:

8.	Harbor Diversified International All Cap Fund
9.	Harbor International Compounders Fund
10.	Harbor International Core Fund
11.	Harbor International Fund
12.	Harbor International Growth Fund
13.	Harbor International Small Cap Fund

Fixed Income Funds:

14.	Harbor Convertible Securities Fund
15.	Harbor Core Bond Fund
16.	Harbor Core Plus Fund

P.O. Box 804660 | Chicago, Illinois 60680-4108

800-422-1050 | www.harborfunds.com

Distributed by Harbor Funds Distributors, Inc.